Exhibit 107

Filing Fee Table

           F-1/A

(Form Type)

Basel Medical Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Ordinary Shares with no par value offered by the Selling Shareholders (1)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.00015310	$1,531.00
	Equity	Ordinary Shares with no par value (2)	Rule 457(o)	2,535,750	$5.00	$12,678,750	0.00015310	$1,941.12
	Equity	Underwriter’s Warrants (3) (4)	Rule 457(g)	—	—	—	—	—
	Equity	Ordinary shares underlying Underwriters’ Warrants (4)	Rule 457(g)	126,787	$6.25	$792,419	0.00015310	$121.32
	Total Offering Amounts							$3,593.44
	Total Fees Previously Paid							$3,830.66
	Total Fee Offset							—
	Net Fee Due							$—

(1)	This reflects the resale by the Selling Shareholders set forth herein of up to 2,000,000 ordinary shares.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the ordinary shares that the underwriters have the option to purchase to cover any over-allotments.

(3)	In accordance with Rule 457(g) under the Securities Act, because the registrant’s ordinary shares underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Represents ordinary shares underlying the Representative’s Warrants issuable to the representative of the several underwriters to purchase up to an aggregate of 5.0% of the ordinary shares sold in the offering (including any ordinary shares pursuant to the exercise of the over-allotment option) at an exercise price equal to 125% (being $6.25) of the maximum public offering price (being $5.00 per share).

(5)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional ordinary shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.